Mathias Döpfner Appointed to Netflix Board of Directors

September 18, 2018 - Netflix Inc. today announced the appointment to its board of Directors of Mathias Döpfner, Chairman and CEO of Axel Springer SE.

At Axel Springer, based in Berlin, Döpfner leads Europe’s leading digital publishing house, with brands including BILD, DIE WELT, BUSINESS INSIDER and POLITICO Europe.
“We are very pleased to welcome Mathias to the Netflix board,” said Netflix co-founder and CEO Reed Hastings. “His leadership at the vanguard of both European business and digital media brings us invaluable perspective and insight as we work to build and constantly improve our business all over the world.”

“Netflix is one of a kind,” said Mathias Döpfner. “It has created a world leading entertainment service that continues to break new ground for the benefit of creators and consumers. A radically innovative culture and governance are essential parts of its success, and it is a tremendous pleasure and privilege to be part of this journey.“

Mathias has been with Axel Springer SE since 1998, initially as editor-in-chief of Die Welt and since 2000 as a member of the Management Board. Since he became CEO of Axel Springer in 2002 he focused on digital transformation, with revenues from digital activities increasing from €117m to €2.5bn, and digital now accounting for 80 percent of the company’s EBITDA. He is a member of the Board of Directors of Warner Music Group and a former Director of Time Warner Inc. He studied Musicology, German, and Theatrical Arts in Frankfurt and Boston.

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